UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2022

RIGETTI COMPUTING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40140	88-0950636
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

775 Heinz Avenue, Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

(510) 210-5550

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RGTI	The Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	RGTIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 29, 2022, General Peter Pace, the Chairman of the Board of Directors (the “Board”) of Rigetti Computing, Inc. (the “Company”), informed the Company of his decision to resign as a director of the Company, effective at 12:00 p.m. Eastern Time on July 15, 2022, in order to spend more time with his family. General Pace’s decision to resign from the Board was not the result of any disagreement relating to the Company’s operations, policies, or practices. The Company thanks General Pace for his commitment and service to the Company.

In connection with General Pace’s resignation, the Compensation Committee of the Board and the Board have determined that 68,043 shares of unvested restricted stock and 15,075 unvested restricted stock units held by General Pace shall accelerate and immediately vest effective upon the date of his resignation.

On July 5, 2022, the Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Ms. Cathy McCarthy, a current director on the Board, as Chair of the Board, effective at 12:00 p.m. Eastern Time on July 15, 2022. In addition, the Board, upon the recommendation of the Nominating and Governance Committee of the Board, appointed H. Gail Sandford, a current director on the Board, as a member of the Audit Committee of the Board and a member of the Nominating and Corporate Governance Committee of the Board, effective at 12:00 p.m. Eastern Time on July 15, 2022.

A copy of the press release announcing General Pace’s resignation and the appointments has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference.

Item 8.01. Other Events.

As previously disclosed, in connection with the execution of the Agreement and Plan of Merger, dated as of October 6, 2021, as amended on December 23, 2021 and January 10, 2022 (as amended, the “Merger Agreement”), by and among Rigetti Holdings, Inc. (“Legacy Rigetti”), Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company (“Supernova”), Supernova Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Supernova, Supernova Romeo Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Supernova, on October 6, 2021, Legacy Rigetti entered into a warrant subscription agreement (the “Warrant Subscription Agreement”) with Ampere Computing LLC (“Ampere”) for the purchase of a warrant for an aggregate purchase price (including amounts for exercise) of $10,000,000 pursuant to which the warrant may be exercised by Ampere at an exercise price of $0.0001 per share for 1,000,000 shares of the Company’s common stock. The Warrant Subscription Agreement was assumed by the Company pursuant to the Merger Agreement in connection with the closing of the business combination pursuant to the Merger Agreement.

On June 30, 2022, pursuant to the Warrant Subscription Agreement, the Company issued the warrant to Ampere upon receipt of an aggregate of $5 million (including the exercise price), and upon such payment and issuance, 500,000 shares of the Company’s common stock vested under the warrant and were immediately exercised by Ampere pursuant to the terms of the warrant. The purchase of the warrant pursuant to the Warrant Subscription Agreement was conditioned upon, among other things, the consummation of the business combination pursuant to the Merger Agreement and the entry into a collaboration agreement between Legacy Rigetti and Ampere. Pursuant to the Warrant Subscription Agreement, Ampere is required to pay an additional $4,999,950 to the Company no later than the second anniversary of the date of the Warrant Subscription Agreement, and upon such payment, the warrant will vest and be exercisable by Ampere with respect to the remaining 500,000 shares of the Company’s common stock pursuant to the terms of the warrant. The warrant and the shares of common stock issued pursuant to the warrant have not been registered under the Securities Act of 1933, as amended, and were issued in reliance on an exemption from such registration. The Warrant Subscription Agreement further provides that the Company will use commercially reasonable efforts to file a registration statement to register the resale of the shares issued or issuable pursuant to the warrant within fifteen (15) business days after the closing date for the warrant, which was June 30, 2022.

The foregoing description of the terms of the Warrant Subscription Agreement and warrant do not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Warrant Subscription Agreement and the warrant, copies of which are filed as Exhibits 99.2 and 99.3 and are incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Rigetti Computing, Inc. on July 6, 2022.

99.2	Warrant Subscription Agreement, dated as of October 6, 2021, between Rigetti Holdings, Inc. and Ampere Computing LLC.

99.3	Warrant, dated as of June 30, 2022, issued by Rigetti Computing, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2022

RIGETTI COMPUTING, INC.

By:	/s/ Rick Danis
Rick Danis
General Counsel and Corporate Secretary